Exhibit 99.1

Contact:

Stephen Richards

The Princeton Review

(508) 663-5053

FOR IMMEDIATE RELEASE

The Princeton Review Completes Acquisition of Southern California Franchises

NEW YORK, NY – July 24, 2008—The Princeton Review, Inc. (the “Company”) (Nasdaq: REVU), a leading provider of test preparation and educational support services, announced today the completion of its previously announced acquisition of The Princeton Review of Orange County, Inc. (“TPROC”), the operator of The Princeton Review franchises in several southern California locations, as well as certain assets and rights associated with those operations.

As consideration for the acquisition, the Company paid approximately $25,400,000 in cash and issued 719,149 shares of The Princeton Review common stock to the sellers.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.